Exhibit 3

JOINDER

TO

STOCKHOLDERS AGREEMENT

AND

GUARANTEE

Effective as of September 24, 2019 (the “Effective Date”)

Reference is made to the Stockholders Agreement made and entered into as of August 9, 2018 between Enphase Energy, Inc. (the “Company”) and SunPower Corporation (“SunPower”, and such Stockholders Agreement, as the same may be amended from time to time, the “Agreement”). Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

For good and valuable consideration, the sufficiency of which is hereby acknowledged by each of the parties hereto, the undersigned agree as follows:

1. SunPower hereby represents and warrants to the Company that: (a) SunPower Equity Holdings, LLC, a Delaware limited liability company (the “Transferee”), is a wholly-owned subsidiary and Affiliate of SunPower and a Permitted Transferee under the Agreement; (b) following the Transfer of the Closing Shares to the Transferee, the Closing Shares shall be the sole asset of the Transferee; (c) the only Company Securities owned as of the Effective Date by SunPower, the Transferee or any of their respective Agreements are the Closing Shares; and (d) neither SunPower nor any of its Affiliates is currently in breach of any provision of the Agreement, and SunPower is not aware of any facts or circumstances that could give rise to a breach of the Agreement by SunPower or any of its Affiliates.

2. The Company hereby consents to the Transfer of the Closing Shares to the Transferee subject to Transferee’s and SunPower’s delivery of duly executed counterpart signature pages to this Joinder to Stockholders Agreement and Guarantee (the “Joinder and Guarantee”).

3. By its execution of this Joinder and Guarantee, the Transferee hereby agrees, from and after the Effective Date, to be a party to, to be bound by, and to comply with the provisions of the Agreement as the “Stockholder”, with all obligations and rights of the “Stockholder” under the Agreement; provided, however, the Transferee shall have no rights as the “Stockholder” under Section 2.1 of the Agreement.

4. SunPower hereby confirms, acknowledges and agrees that, from and after the Effective Date, SunPower shall continue to be bound by the Agreement as a “Stockholder” for all purposes thereunder.

5. SunPower hereby, jointly and severally, unconditionally and irrevocably, gurantees, as a primary obligor, for the benefit of the Company, the prompt and complete performance by the Transferee of all of the Transferee’s obligations to perform its duties under, and comply with the terms of, the Agreement, in each case as a “Stockholder” under the Agreement. The guarantee contained in this Section 5 shall remain in full force and effect until such time as the Transferee does not own any Company Securities. The obligations of SunPower under this Section 5 shall be unconditional and primary, irrespective of the validity, regularity or enforceability of any provision of the Agreement, and shall not be affected by the merger, consolidation, liquidation or dissolution of the Company, or by the sale, lease or transfer by the Company to any person of any or all of its properties.

6. The undersigned parties hereto agree that from and after the Effective Date: (a) the right to designate the Board Designee and any replacement Board Designees pursuant to Section 2.1 of the Agreement shall be exercised solely by SunPower, and the Transferee shall not have any rights or entitlements under Section 2.1 of the Agreement; (b) for purposes of the termination provisions under Section 3.3 of the Agreement, the events described in clauses (a), (b), (c) or (d) of Section 2.3 of the Agreement shall be determined only with respect to SunPower, and the Transferee shall not be considered a Stockholder for purposes of the application of the termination provisions under Section 3.3 of the Agreement; (c) for purposes of Section 4.4 of the Agreement, “Stockholder” shall mean only SunPower, and the Transferee shall not have any rights or entitlements under Section 4.4 of the Agreement; and (d) except as set forth in this Section 6 to the Joinder and Guarantee, “Stockholder” for all purposes of the Agreement shall mean each of SunPower and/or the Transferee.

7. Each of SunPower and the Transferee jointly and severally represents and warrants to the Company that: (a) the execution and delivery of this Joinder and Guarantee and the performance of SunPower’s or the Transferee’s obligations hereunder do not and will not conflict with, or result in any violation of or default under, any provision of any agreement or other instrument to which either SunPower or the Transferee is a party; (b) SunPower and Transferee each have all requisite power and authority to execute, deliver and perform their respective obligations under this Joinder and Guarantee, and the execution, delivery and performance of this Joinder and Guarantee have been authorized by all necessary corporate or other action by each of SunPower and the Transferee, and (c) this Joinder and Guarantee is the legal, valid and binding obligation of each of SunPower and the Transferee, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and similar laws and general principles of equity.

8. Each of the undersigned parties hereto agrees that, except as expressly set forth herein, nothing in this Joinder and Guarantee constitutes or shall be deemed to be an amendment, waiver or modification of any term or condition of the Agreement or otherwise prejudice any rights that the Company may have from time to time under the Agreement.

9. The terms and provisions of Section 8 of the Agreement are incorporated herein by reference, mutatis mutandis.

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The undersigned have executed and delivered this Joinder to Stockholders Agreement and Guarantee as of the Effective Date.

ENPHASE ENERGY, INC.

By:	/s/ Eric Branderiz
Name: Eric Branderiz
Title: Chief Financial Officer

SUNPOWER CORPORATION

By:	/s/ Gaurav Dubey
Name: Gaurav Dubey
Title: Vice President and Treasurer

SUNPOWER EQUITY HOLDINGS, LLC

By: SunPower Corporation, its sole member

By:	/s/ Gaurav Dubey
Name: Gaurav Dubey
Title: Vice President and Treasurer